SCHEDULE 14A INFORMATION
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ARADIGM CORPORATION

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Filed by Aradigm Corporation
Pursuant to Rule 14a-12
of the Securities Exchange Act of 1934

In connection with the sale of certain assets to Novo Nordisk, Aradigm Corporation (“Aradigm”) will file with the Securities and Exchange Commission a proxy statement on Schedule 14A. The proxy statement will provide information related to a special meeting of Aradigm’s shareholders to consider and vote upon the proposed sale.

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO CAREFULLY READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT ARADIGM, THE SALE AND RELATED MATTERS.

Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed by Aradigm at the SEC’s web site at http://www.sec.gov.

In addition to the proxy statement, Aradigm files annual, quarterly and special reports, proxy statements, registration statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by Aradigm at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at any of the SEC’s other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Aradigm’s filings with the SEC are also available to the public from commercial document-retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

Aradigm and its executive officers and directors may be deemed to be participants in the solicitation of proxies from shareholders of Aradigm with respect to the sale and related transactions. A description of any interests that Aradigm’s directors and executive officers have in the proposed sale will be available in the proxy statement. Information regarding Aradigm’s officers and directors is included in Aradigm’s 10-K filed with the Securities and Exchange Commission on March 19, 2004.

Aradigm intends to conduct an investment community conference call on September 29, 2004. Attached is the script for the conference call:

Chrysalis Conference Call Script

Participants

Aradigm: Rick Thompson, Bryan Lawlis, Tom Chesterman, Steve Farr

Dial-In Numbers

Participants (U.S.):

Participants (Int’l):

Introduction

Rules of conduct for call

Good morning and thank you for joining us. I am Dr. Bryan Lawlis, President and Chief Executive Officer of Aradigm and with me today is Rick Thompson, Aradigm’s Chairman of the Board, Tom Chesterman, Senior Vice President and Chief Financial Officer, and Dr. Steve Farr, Senior Vice President and Chief Scientific Officer. This morning Aradigm and Novo Nordisk’s license to the AERx Pulmonary Insulin Delivery System has been significantly expanded and our relationship has been restructured. If you haven’t already received a copy of the press release you may obtain one from our website, www.aradigm.com. An audio playback of this call and Q&A session will be available under the “Investor Relations” section of our company website.

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Forward-looking statement disclaimer

Before we read our prepared statements, I would like to remind you that certain information contained in this conference call will constitute forward-looking statements. As all of our programs are still in the development stage, Aradigm’s actual results may differ materially from those suggested here today. Additional information concerning factors that would cause such a difference are contained in the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

Introduction of the Call

Bryan

Today, Aradigm and Novo Nordisk announced an important change to their original 1998 licensing agreement that expands Novo Nordisk’s license to include both development and manufacturing. As a result, Novo Nordisk will be establishing a new affiliate, Novo Nordisk Delivery Technologies, at Aradigm’s site in Hayward,

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California, where the final development of the AERx Insulin Diabetes Management System (iDMS) will be completed.

We believe that this transaction clearly demonstrates Novo Nordisk’s ongoing commitment to inhaled insulin and the AERx iDMS program as it represents a significant new investment and an obligation for Novo Nordisk to complete clinical development, manufacturing development and commercial-scale-up.

As I mentioned, there are several people with me here today that will help explain the details of the transaction and its importance to Aradigm.

Rick Thompson, Aradigm’s Chairman, will review the high level terms of the agreement and how it came about. Tom Chesterman, our CFO, will then discuss the key terms as well as the financial implications for Aradigm. I will then examine the strategic and operational importance of the agreement to the future of Aradigm and Steve Farr will look at how the transaction affects our other

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development stage-programs in both our AERx and Intraject platforms.

I will then follow up with a summary and then open the call for questions. With that I will turn the call over to Rick.

RICK

Thanks Bryan.

In 1998, Novo Nordisk and Aradigm entered into a licensing agreement for the commercialization of the AERx insulin Diabetes Management System. In that agreement, the roles and responsibilities of the two companies were carefully laid out. Aradigm was responsible for product development, manufacturing development and commercial manufacturing. Novo Nordisk was responsible for clinical development and commercial activities. As development progressed, it became clear that commercial manufacturing was going to be a very large task. In recognition of this, Aradigm and Novo Nordisk modified the original agreement in

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2001, such that Novo Nordisk would be responsible for all manufacturing other than that produced at the first factory owned by Aradigm. As the prospects for pulmonary insulin continue to build, it has become clear that Aradigm’s first factory, already constructed in Hayward, California, but not yet fully equipped and validated, is going to need to be dedicated to AERx iDMS. It has also become clear that the financial commitment implied for Aradigm is substantial, as any capital raised by Aradigm would have to be applied to iDMS with little opportunity for investment in other programs. With this in mind, beginning more than a year ago, senior executives from both companies began to discuss alternative structures that would better serve the project, Novo Nordisk and Aradigm.

With product development substantially complete, commercial scale-up underway and commercial launch ahead, it now makes sense to consolidate the remaining tasks for AERx iDMS under Novo Nordisk.

Therefore, we have broadened the original Novo Nordisk license to include development and manufacturing rights.

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To support the establishment of the new Novo Nordisk wholly-owned affiliate, Novo Nordisk is assuming the leases on our iDMS-dedicated facilities, is buying approximately $55 million dollars in iDMS equipment and leasehold improvements and is hiring approximately 130 Aradigm employees to work in the new company. The remaining 100 employees, collectively possess all the skill sets we will need to pursue our future AERx and Intraject development activities.

The financial responsibility to complete the development, and commercial scale-up as well as continue clinical development and commercialize the product will now fall to Novo Nordisk. Aradigm will continue to work with Novo Nordisk and Novo Nordisk Delivery Technologies but our role will be entirely supportive.

Most important to investors, this new structure clearly demonstrates Novo Nordisk’s commitment to pulmonary insulin and the AERx iDMS technology. In addition, the cash infusion from the $55 million dollars payment for assets and leasehold improvements will provide Aradigm with the capability to aggressively pursue its other AERx and Intraject

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interests.

Following the announcement of the AERx iDMS interim results last spring, Novo Nordisk has reviewed all of its alternatives with respect to pulmonary insulin and has made a key strategic decision to stay with AERx iDMS and continue its development. While other companies have technologies that are being applied to pulmonary insulin and are making claims about their capabilities, the features, safety and efficacy profile, as well as its stage of development have made AERx the most attractive alternative.

Novo Nordisk is the world’s leading diabetes company and has the highest market share of insulin worldwide. They are also one of only three companies capable of supplying commercial quantities of human insulin. There could be no higher endorsement for AERx iDMS than the news we are presenting today.

To provide the details on today’s landmark transaction, I will now turn the call over to others on the Aradigm management team for a

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complete picture of this transaction and its implications for the company. We’ll start with Tom Chesterman, Aradigm’s Senior Vice President of Finance and CFO to discuss the financial implications of the agreement.

TOM

Thanks Rick

There are several parts to this transaction, so let me walk through them carefully and then try to summarize what it all means financially.

As Rick mentioned, Novo Nordisk has expanded their license to include development and manufacturing, meaning that they will take over functions previously performed by Aradigm. To do that, Novo Nordisk will buy from us our development and manufacturing assets and facilities specifically related to iDMS located here in Hayward. The value of these assets being sold is at fair market value, as estimated by net book value, for a total of $55 million dollars.

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They will also assume the leases on two of the three buildings on our Hayward campus, an annual expense savings to Aradigm of $4.1 million dollars.

And finally on this point, Novo Nordisk will assume directly the responsibility for all future expenditures necessary to bring iDMS to approval and market, expenditures that could exceed $100 million dollars in capital and expense that would otherwise have been borne by Aradigm.

These new financial commitments from Novo Nordisk total in excess of $175 million dollars and should also be a clear signal to all about Novo Nordisk’s commitment to the pulmonary delivery of insulin with the AERx iDMS system.

Of course, assets and buildings are not the most crucial part of any development program, the people are. Recognizing the contributions and value represented by the Aradigm team, Novo Nordisk will

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extend employment offers to roughly 130 current Aradigm employees, whose efforts have centered on the iDMS program to date. We share Novo Nordisk’s belief that these are the people that will be essential to the future success of the program and should be the ones to manage the process.

Now, recognizing that Novo Nordisk is taking on full responsibility for future financial investment and risk in the iDMS program, we have agreed to restructure our royalty arrangements. In the original agreement, since Aradigm was the manufacturer, we planned to calculate our royalty as a percentage of gross profits. Given the control we would have had over cost of goods, we could enhance our earnings through cost improvements. Now, with Novo Nordisk responsible for manufacturing, we will take our royalty on net sales. The net effect of this is that under the new agreement, we will receive approximately 75% of the royalties that we would have received under the original agreement. We believe that this modest reduction is fair for both parties given the changes in responsibilities and investments. For the use of our technology and “know-how” Aradigm will expect to receive a royalty of 6% on Novo Nordisk’s net sales of

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AERx iDMS. Some analysts have estimated this market opportunity to be between $4 and $11 billion dollars in the coming decade and as one of the leading companies in pulmonary delivery, partnered with the leading company in the worldwide insulin market, we expect to be well rewarded for our efforts.

Since Novo Nordisk Delivery Technologies will now be responsible for product development, we will no longer receive milestone payments associated with the achievement of certain regulatory and sales events in which Aradigm originally would have played a major role. None of these milestones were to have been paid in the near term. However, we will continue to recognize revenue, although at a much lower level and correspondingly lower expenses, through our relationship with Novo Nordisk and will also continue to receive royalties on the sales of AERx iDMS when it is commercialized.

As we have previously communicated, Aradigm has long held a $20 million dollar “put option”, that allowed us to sell common equity shares to Novo Nordisk either to fund the capital expenditures

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necessary for launch or as a “safety net” in the event that we needed further financial assistance. In our prior communications, we have made it clear that we did not intend to use this option in the near term therefore we have now agreed to cancel the put option. However, as a sign of continued commitment in Aradigm, Novo Nordisk has agreed not to sell any of its currently held 7 million shares until after the iDMS product launch.

To Aradigm, this infusion of cash and the structure of the agreement have financial and strategic implications. First, it eliminates any current need to sell equity to finance the company in the near future. Given the recent stock price, any financing would have been difficult and potentially very dilutive to current shareholders. Second, it greatly reduces our requirement for capital spending, as we are no longer responsible for completing the high volume manufacturing capacity required for AERx iDMS. Third, it reduces our financial burden as Novo Nordisk takes on the full responsibility of continuing the iDMS program. We anticipate that we will have more than two years of cash at the conclusion of this transaction and may be able to achieve our first product launch without any further cash infusion.

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Chrysalis Conference Call Script

Given the magnitude of the transaction, the Board of Directors of Aradigm have decided that it would be prudent and appropriate to seek shareholder concurrence. We will be communicating shortly with our shareholders about a special meeting expected to occur in time for a planned transaction close in late November or early December. We also plan to communicate widely with our shareholders in the coming weeks about this transaction, and about our future.

We expect that this agreement will be well received and will gain shareholder approval. As part of this transaction, Novo Nordisk has initiated a Shareholder Voting Agreement, in which key shareholders such as members of the Aradigm’s Board, Aradigm senior management and our largest shareholder, New Enterprise Associates, have pledged to vote their shares support of the transaction.

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We have, by the way, engaged a well-recognized and respected investment banker, Thomas Weisel Partners, to review the transaction and to deliver a Fairness Opinion. They have done so, and have reported positively to our Board of Directors. This Fairness Opinion will also be made available to our shareholders, as is customary, in our Proxy Statement.

This is, at the heart of it, a significant value-creating transaction for Aradigm. This is not only value creating from a strict financial standpoint, but also from a strategic and enabling standpoint.

Now, to discuss some of these points, I’d like to turn the call over to Bryan Lawlis, Aradigm’s President and Chief Executive Officer.

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BRYAN

Thanks Tom. You have just heard how this transaction strengthens Aradigm financially and frees us to capitalize on other opportunities while still maintaining our interest in iDMS. Now I would like to walk you through how we see this transaction as shaping Aradigm’s future.

Our long-term vision for the company has always been to provide our partners innovative and patient-friendly drug delivery solutions. To date, our experience and passion have created what we believe are two best-in-class technologies whose features set us apart from our competitors.

With the acquisition of Intraject, Aradigm has evolved from a single platform company into a diversified technology company. Now, with this transaction, Aradigm is able to move more quickly towards becoming a product-oriented company focused on selecting and developing products and moving them forward in clinical development

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with and without partners. This renewed focus on development, changes the way we do business on many fronts and makes Aradigm a stronger and more flexible company with both AERx and Intraject programs. I would like to focus your attention on three strategic points.

First, this transaction allows us to focus on our core strength of product development, with AERx and Intraject.

What this means is that Aradigm will be selecting the candidates for development based on capability of our systems, the market potential of the combination of drug and system and the ability for this to address unmet medical needs. To do this, we have to have the right talent on board. Aradigm has ensured that, even with this restructuring, we have retained the necessary employees in Engineering, Pharmaceutical Sciences, Clinical, Regulatory, Manufacturing, and Quality capable of developing products on these platforms.

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Second, we will not be investing as much in developing a manufacturing infrastructure. For example, using the capability developed at Aradigm and now moving to Novo Nordisk, Novo Nordisk Delivery Technologies will serve as a Contract Manufacturing Organization to Aradigm for production of dosage forms and devices for AERx. This will allow us to have access to the manufacturing operations of the business on an “as needed” basis without the continual financial or operational obligations.

Given the state of commercial manufacturing development, it is now possible to arrange for any needed AERx manufacturing capacity at lower cost through third-party CMO’s. This structure, combined with having our partners share in the cost of capacity, will result in Aradigm minimizing its investments in manufacturing infrastructure; yet bring state-of-the-art manufacturing capability to our partners.

Third, with the growing body of positive performance and safety data on the AERx Pulmonary Delivery System and the proven functionality of the Intraject System we are seeing an increase in partner interest.

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We believe that significant product opportunities exist within numerous markets for our two platforms that will enhance our ability to attract partners and increase our value to our shareholders. We are evaluating opportunities, and/or have early stage programs within the areas of oncology, cardiology, neurology, pulmonology and immunology whose development stage or marketed drugs coming off patent could be enhanced with an optimal delivery system. For our self- funded opportunities, we are currently prioritizing these options and, in the next quarter, will announce an opportunity in AERx and an opportunity in Intraject that we will focus on. As we have stated in earlier calls, we will develop and partner these programs later in development or in some cases may commercialize them ourselves.

As you can see, we are mapping a course with our new development and manufacturing strategy and hope that you can now see the significant opportunities that have emerged as a result of this transaction.

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I will now turn the call over to Steve who will talk about what this means to our development-stage work and how the new Aradigm is being positioned to take full advantage of this opportunity.

Steve

Thanks Bryan. Strategically, this transaction offers to our development pipeline the ability to accelerate our own programs closer to commercial launch. Now, we are able to investigate self-funded opportunities for both AERx and Intraject, where Aradigm would manage the clinical programs longer and then work to identify and negotiate with the most suitable partner.

In the past, while Aradigm has worked closely with its commercial partners through the development program, the partner has made the key decisions for the clinical program with their drug. Now, with both

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finances and personnel in place, Aradigm has the flexibility to control this aspect of the program. With our self-funded opportunities, we, as a company, can use internal criteria to identify drug candidates, assess the feasibility of their use, examine the market implications and outline a clinical pathway. The internal processes we have in place ensure that the drugs with the highest market potential, availability and compatibility to our systems are evaluated.

With recent safety and efficacy data regarding pulmonary delivery of insulin and other compounds being released from Aradigm, as well as some of our competitors, we have seen an increased interest in pulmonary delivery and in the AERx platform. Currently, we have four partner-funded programs in development with great prospects for more in the near term, especially as we make progress on our next generation AERx technologies

Already, we have demonstrated that features of our AERx platform offer advantages over other pulmonary delivery technologies that are either available or in development. The use of liquid formulations in

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AERx strips represents a safe and simple approach for the pulmonary delivery of drugs that seems to avoid the lung irritation and cough associated with dry powder formulations. With the sterile, single-use strip located in the AERx device, the formulation is transformed on demand into a precisely sized aerosol that allows efficient and reproducible delivery into the deep lung.

There are three key problems that must be addressed with pulmonary delivery of drugs. First, it is critical that patients and physicians have high confidence that they will receive the proper dose every time. Since it is well known that patients vary their breathing technique when using currently available inhalers, it is important to remove this variable when delivering potent medications. Only AERx technology is capable of controlling patient breathing in such a way that the patient will inhale consistently and correctly every time they take their medication. Simple breathing tubes or devices that have no such control and rely on the rate of patient inhalation to control dosing will have to live with this variable in the real world.

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Second, only AERx technology allows the patient to select any required dose of insulin from a single drug package formulation. AERx dose selection mimics the state-of-the-art method of insulin pen injectors, greatly simplifying the procedure for the patient. No powder formulation is likely to ever use this feature but will instead require a selection from several packages, each with a different strength. Unless many package strengths are provided, patients will have to compromise with a less than optimal dose.

Third, we have designed AERx iDMS to incorporate the use of electronic features, such as those found in popular blood glucose monitors, to encourage patients to achieve better control of their disease.

Results from studies presented at the meetings of the American Diabetes Association held over the last couple of years have detailed how both patients and physicians have reacted to the key features of the AERx system. In one study involving both general practitioners and diabetes specialists, compliance monitoring, which allows

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electronic patient data storage for up to 3 months, and the ability to dose in single unit dose increments, were two features particularly highlighted. Further, physicians noted that with these features in place and inhaled insulin as a treatment alternative to those who fear injections, patient compliance using a system such as the AERx iDMS could be improved.

These features have application in other areas of pulmonary drug delivery and Aradigm is positioned to capitalize on these. In addition, we are developing a next generation AERx technology that broadens its applicability with smaller devices that will incorporate these features as required by the product and our business partners.

Moving to our Intraject system, it is now in a 200-subject Clinical Performance Verification Trial to confirm the final configuration of the system. It is the last device development milestone before drug-specific bioequivelance testing scheduled for 2005. The results of this study are expected to be released later this Fall.

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It is important to note that there are several key benefits of Intraject technology beyond the lack of painful injection. The self-administration technique is very simple, such that there are fewer steps for the patient to follow than with current auto-injectors or even pen injectors. This means that more patients will be able to comfortably self-inject, with confidence that they are receiving the correct dose. Also, there is no needle to handle or dispose of, which eliminates the concern of needle-stick injuries. As more self-injected drugs are scheduled to move out of the clinic and into the home, we are well positioned to provide an important safety benefit. Finally, IntraJect technology is very flexible in using a variety of liquids. Due to the specific capability of Intraject, we are able to deliver a wider range of liquid formulations than is typical with needle delivery.

Aradigm is a company driven by innovation, research and product development and we feel that this transaction will allow us to bring superior products to market faster and more efficiently.

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BRYAN — Wrap Up

Intraject offers an opportunity for Aradigm to bring products to market more rapidly with a regulatory path that, in some cases, requires only bioequivalence data to support the approval. Following the completion of the Intraject Clinical Performance Verification Trial. We will be ready to initiate a pivotal bioequivalence trial of our first Intraject product in 2005. Later this Fall, we will be outlining the Intraject product that we plan to pursue using this strategy.

As we have mentioned, we have initiated work on several early-stage programs involving our AERx platform examining drugs for both local and systemic diseases. These programs are progressing and we anticipate that, at the appropriate time, and forum that we will bring you results on this work.

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During the last few months, Rick, Tom, Steve, myself and much of the Aradigm team have been deeply involved in the plans leading up to this announcement. We are all pleased with the way the restructuring of our relationship with Novo Nordisk is being executed. This is a positive development for both companies and a sends a strong message about the commitment of Novo Nordisk to the AERx iDMS program.

To summarize what this means to Aradigm: First, we will now have a significant capital foundation that will facilitate Aradigm’s ability to move forward as a product-oriented company. Second, Aradigm can exercise greater flexibility by maintaining selected clinical programs for a longer period of time. Third, Novo Nordisk’s commitment to inhaled insulin is demonstrated and upon commercialization, Aradigm will still receive the long-term rewards that we have worked so hard for and that our investors have believed in.

As mentioned earlier, we will be communicating with shareholders shortly regarding a special meeting required to approve this

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transaction. Further details will be available when the proxy statement is mailed to investors of record in October.

I would like to thank you all for taking an interest in what will be a landmark transaction for Aradigm. I would now like to open this call up for questions.

Q&A

Thank you all for joining us and I hope that we have been able to share with you why we feel this is an defining transaction in Aradigm’s history and one that we see as bringing increased value to our partners and shareholders.

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